Exhibit 5.1

February [•], 2016

GEF Acquisition Corporation

5471 Wisconsin Avenue, Suite 300

Chevy Chase, Maryland 20815

Re:	Form S-1 Registration Statement (File Number. 333-[•])

Ladies and Gentlemen:

We have acted as counsel to GEF Acquisition Corporation, a Cayman Islands exempted company (the “Company”), in connection with the Company’s registration statement on Form S-1 (File Number 333-[•]) initially filed with the Securities and Exchange Commission (the “Commission”) on [•], as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (A) the registration of the offer and sale of up to 11,500,000 Units of the Company (the “Units”) (including up to 1,500,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)	one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares” and the Class A Ordinary Shares underlying the Units, the “Shares”), for an aggregate of up to 11,500,000 Shares (including up to 1,500,000 Shares included in the Units subject to the Underwriters’ over-allotment option); and

(ii)	one redeemable warrant (a “Warrant”), with each Warrant entitling the holder to purchase one Class A Ordinary Share, for an aggregate of up to 11,500,000 Warrants (including up to 1,500,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent,

pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Maxim Group LLC and EarlyBirdCapital, Inc., as representatives of the underwriters named therein (the “Underwriters”) and (B) the sale by the Company to the Underwriters of an option (the “Purchase Option”) to purchase up to 350,000 Units (the “Purchase Option Units”) representing the right to purchase 350,000 Class A Ordinary Shares and 350,000 Warrants to purchase 350,000 Class A Ordinary Shares.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

February [•], 2016 Page 2

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In making our examination of executed documents, we have assumed that the Company and the other parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by the Company and such parties of such documents and the validity and binding effect thereof on the Company and such parties. We have also assumed that upon sale and delivery of the Units, the Shares and the Warrants, the certificates representing such Units, Shares and Warrants will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, the Shares and the Warrants in uncertificated form will have been duly made in the register of the Company. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.	Each Unit, when such Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.	Each Warrant included in the Units, when such Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3.	The Purchase Option, when delivered to any paid for by the Underwriters in accordance with and in the manner described in the Registration Statement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.	Each Warrant included in the Purchase Option Units, when such Purchase Option Units are delivered to and paid for by the Underwriters in accordance with the Purchase Option, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the effective date of the Registration Statement or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

February [•], 2016 Page 3

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Act.

Very truly yours,